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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This employment agreement (the "Agreement") is made and entered into by and between Timothy A. Richardson ("Executive") and Micro Linear Corporation, a Delaware corporation (the "Company"), effective as of May 27, 2002 (the "Effective Date").

                                     RECITAL

         A. The Company and Executive desire to enter into this Agreement in connection with the retention of Executive as an officer of the Company.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

         1. Employment Duties. During the period of Executive's employment (the "Employment Period"), Executive shall serve as President and Chief Executive Officer of the Company or in such other capacity as the Company and Executive may mutually agree. During the Employment Period, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). During the Employment Period, Executive shall not serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization or any trade association without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement.

         2. At Will Employment. The Company and Executive acknowledge that Executive's employment is and shall continue to be at will, as defined under applicable law. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

         3. Compensation.

         (a) Base Salary. During the Company's 2002 fiscal year, the Company shall pay Executive a base salary (the "Base Salary") at a rate of $25,000 per month, payable in accordance with the Company's customary payroll practices. Executive's annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board.

         (b) Bonuses. During the Company's 2002 fiscal year, Executive shall be eligible to receive a bonus in accordance with the Company's existing executive bonus program, subject to a maximum bonus opportunity for the current fiscal year of $100,000. In accordance with the existing bonus program, the bonus will be determined by the Compensation Committee of the Board based upon successful completion of key results. Executive's bonus for the 2002 year will be prorated based on the Effective Date, but will be at least equal to the annual interest on $500,000 of Executive's new home financing, as described below. Any such bonus payments



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to which Executive becomes entitled hereunder shall be paid in accordance with the Company's customary practices. Executive's bonus shall be reviewed annually by the Compensation Committee of the Board.

         (c) Options. Effective as of the Effective Date, the Company shall grant Executive an option to purchase 250,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan and an option to purchase 250,000 shares of the Company's common stock under the Company's Nonstatutory Stock Plan (collectively, the "Options"). The Options shall have an exercise price equal to the fair market value of the common stock on the date of grant and shall become vested and exercisable over four years; 25% of the shares subject to the Options on the first anniversary of the date of grant and 1/48th of the total shares subject to the Options at the end of each one-month period thereafter, subject to Executive's continued [service] for the Company. In the event of a Change in Control (as defined herein), you shall fully vest in and have the right to exercise the Options as to all of the shares subject to such Options, including such shares as to which the Options would not otherwise be vested or exercisable. If the Options become fully vested and exercisable in the event of a Change in Control, the Company agrees to notify you that the Options are fully vested and exercisable for a period of ninety (90) days from the date of such notice and the Options shall be canceled upon the expiration of such period. The Option granted under the 1991 Stock Option Plan will be intended to qualify as an incentive stock option to the maximum extent permitted under the Internal Revenue Code of 1986, as amended, including the $100,000 limitation. Except as otherwise provided herein, the Options shall be governed by the terms and conditions of the option plan under which such option was granted and the stock option agreements between the Company and Executive.

         4. Employee Benefits.

         (a) General. During the Employment Period, Executive shall be included in ail employee benefit plans, programs or arrangements, including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit bonuses, fringe benefits, disability benefits, health and life insurance, vacation and paid holidays, which shall be established by the Company for, or made available to, its senior executives generally.

         (b) Reimbursement of Expenses. The Company shall reimburse Executive for all out of pocket expenses reasonably incurred and paid by him in the performance of his duties pursuant to this Agreement, in accordance with Company policies.

         (c) Executive Life Insurance. The Company shall maintain a term life insurance policy on Executive with a death benefit payment in the amount of $1.0 million with Megan Richardson as the named beneficiary.

         (d) Long Term Disability Policy. The Company shall maintain a long term disability policy for Executive that provides a monthly benefit to Executive in the event of his disability which is $4,000 per month above the standard group disability policy maintained by the Company for its other employees.



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         5. New Home Financing.

               (a) The Company will cover all reasonable costs incurred to move Executive's household from his current residence to the Silicon Valley area. The Company will also cover real estate commissions, transaction fees, finance charges and other reasonable expenses incurred by Executive in the sale of his current residence and the purchase of a new residence. The Company will also reimburse reasonable travel expenses during this transition period and reasonable interim living expenses for Executive's family while Executive searches for a new residence.

               (b) The Company will provide Executive with a bridge loan to assist him in making the down payment for his new home pending the sale of Executive's existing residence in Georgia. This loan will be for up to $450,000 or the appraised value of the Georgia home, whichever is less, and will be secured by a first mortgage on the Georgia home. The loan will bear interest at the prime rate, as quoted in the Wall Street Journal for the date of the loan (provided that such rate shall not be less than the minimum rate necessary to avoid the imputation of income for Federal income tax purposes). Principal and interest will be due on sale of the Georgia home or, if earlier, six months after the date of the loan, unless extended with the approval of the Board of Directors.

               (c) Executive may elect either of the following two financing assistance alternatives:

         (i) Alternative One: If Executive obtains a jumbo first mortgage and does not require further financial assistance from the Company (in addition to the bridge loan described above) to purchase Executive's new home, the Company will subsidize Executive's interest costs, on an after tax basis, to lower the effective interest rate from "jumbo" rates to "conforming" rates. This subsidy will be paid to Executive on a monthly basis as part of payroll. In addition, at Executive's request, the Company will advance to Executive each month the payment differential on $500,000 of financing (i.e., the amount that Executive would not have been required to pay until the end of the year under Alternative Two (2) below), with the advance to be repaid annually out of Executive's executive bonus (or, if the bonus amount is insufficient and Executive has not repaid the advance within two months after the end of the calendar year in which the advance was made, the Company may withhold the amount due from any other amount due the Executive, whose liability to repay the advance shall be fully recourse to him; however, it is understood that in year one, in accordance with 3(b) above, there will be no insufficiency, since a bonus amount at least equal to this interest is guaranteed ). The subsidy and advance provided under this Alternative One shall terminate upon the earliest of
(1) Executive's termination of employment for any reason, (2) the sale of the residence, or (3) the fifth anniversary of the date of the first mortgage on the residence.

         (ii) Alternative Two: If Executive is not able to obtain jumbo financing in an amount necessary to purchase his new home, and requests financial assistance from the Company, the Company will loan Executive up to $500,000, to be secured by a second mortgage on his new residence, subject to the following conditions:



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                           (1) The mortgage securing the Company's loan will be
                           second in priority only to a first mortgage obtained from a financial institution to purchase the residence, and the aggregate principal amounts of the loan and such other financing cannot exceed 100% of the appraised value of the residence, based on an independent appraisal reasonably acceptable to the Company;

                           (2) The loan will bear interest at the same rate payable on the first mortgage from the financial institution, and will be interest only for five years, payable annually, with the entire unpaid principal balance and any accrued, unpaid interest due on the fifth anniversary of the loan (provided that such rate shall not be less than the minimum rate necessary to avoid the imputation of income for Federal income tax purposes);

                           (3) If Executive's employment is terminated for Cause or Executive voluntarily resigns his position with the Company without Good Reason (as such terms are defined below), any unpaid balance of the loan will be due 60 days after termination of his employment; provided, however, that if after best efforts Executive is not able to obtain comparable replacement financing (defined as financing with an interest rate no more than one percentage point greater than that of the existing financing with the same term) ("Comparable Replacement Financing"), the note will continue for its remaining term;

                           (4) If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or due to death or Disability, any unpaid balance of the loan will be due one year after termination of employment; provided, however, that if after best efforts Executive is not able to obtain Comparable Replacement Financing the note will continue for its remaining term; and

                           (5) If Executive sells the residence, the unpaid balance of the loan will be immediately due and payable, unless otherwise agreed by the Board of Directors.

         Alternatives One and Two are intended to be equivalent on an after-tax basis, and cash flow equivalent on a monthly and yearly basis. If upon implementation of either alternative, it is discovered that Alternatives One and Two are not equivalent, the Company will make whatever adjustments it determines are necessary to make them equivalent.

         6. Definition of Terms. The following terms referred to in this Agreement shell have the following meanings:

               (a) Cause. "Cause" shall mean (i) habitual failure to report to work during normal work hours, other than customarily excused absences for personal illnesses or other reasonable and infrequent causes, or intoxication on the job; (ii) an act of dishonesty that has a demonstrable, detrimental effect upon the Company, in the good faith determination of the Board based upon successful completion of key results; (iii) material breach of this Agreement;



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(iv) conviction of a theft or a felony; or (v) any other wrongful or malicious act that is seriously detrimental to the Company, in the good faith determination of the Board.

               (b) Change in Control. "Change in Control" shall mean the first to occur of (i) the closing of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or (iii) the closing of the sale or disposition by the Company of all or substantially all of the Company's assets.

               (c) Disability. "Disability" shall mean that Executive has been unable to substantially perform his duties as the result of his incapacity due to physical or mental illness for a period of ninety (90) days. Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate Executive's employment relationship. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment relationship becomes effective, the noticed intent to terminate shall automatically be deemed to have been revoked.

               (d) Good Reason. "Good Reason" shall mean (i) without Executive's express written consent, the significant reduction of Executive's duties, authority or responsibilities, relative to Executive's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities;
(ii) a reduction by the Company in Executive's Base Salary or a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced; (iii) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive's then present location, without Executive's express written consent; (iv) any purported termination of Executive by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 17 below.

         7. Termination of Employment Relationship. The following provisions shall govern termination of Executive's employment:

               (a) Termination without Cause; Resignation for Good Reason. In the event the Company terminates Executive's employment other than for Cause, or in the event Executive terminates his employment with the Company for Good Reason, then the Company shall, subject to Executive's continuing obligations under Section 10 below, pay to Executive severance payments of one month's Base Salary for a period of twelve (12) months following the date of termination (the "Severance Period"). Such severance payments shall be paid at regular payroll intervals. The Company shall also continue to make available to Executive and his covered dependents, and to pay for, to the same extent as paid prior to termination, all group health, life



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and other similar insurance plans or Company sponsored arrangements providing comparable benefits in which Executive or such covered dependents participate on the date of Executive's termination, through the Severance Period.

               (b) Termination for Cause; Voluntary Resignation. In the event the Company terminates Executive's employment for Cause, or If Executive voluntarily resigns other than for Good Reason, then Executive shall be entitled only to payment of all amounts earned or owed to Executive and all vesting of equity compensation through and including the date of such termination or resignation.

         8. Death or Permanent Disability. In the event Executive's employment terminates due to Executive's death or Disability, Executive or Executive's estate shall not receive any additional payments under this Agreement but shall receive such payments or benefits as may be provided under the Company's benefit plans and programs, if any.

         9. Date of Termination. The date of termination of employment by the Company shall be the date specified in a written notice of termination to Executive. The date of resignation shall be the date specified in the written notice of resignation from Executive to the Company. Termination of Executive's employment relationship for Cause shall be communicated by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (a "Notice of Termination"). For purposes of this Agreement, no purported termination of Executive's employment for Cause shall be effective without delivery of such Notice of Termination.

         10. Non Solicit. Executive agrees that during the term of this Agreement and for a period of twelve (12) months following Executive's termination of employment, Executive will not, on behalf of any business enterprise other than the Company, solicit the employment of or hire any person who is or was employed by the Company at the time of termination.

         11. Assignment. Executive's rights and obligations under this Agreement shall not be assignable by Executive. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.

         12. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed to the other party at its address set forth below in this Section 12, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following address:



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               (i)  If to the Company:

                    Micro Linear Corporation
                    2092 Concourse Drive
                    San Jose, CA 95131
                    Attn: Chief Financial Officer

               (ii) If to Executive:

                    Timothy A. Richardson
                    2940 Strotman Ct.
                    Gilroy, CA 95020

         13. Disputes. Any disputes under this Agreement between the parties hereto shall be settled by arbitration in Santa Clara County, California under the auspices of, and in accordance with the rules of, the American Arbitration Association, by an arbitrator who is mutually agreeable to the parties hereto, or if the Company and Executive cannot agree on the selection of the arbitrator, then before three arbitrators, one of which shall be appointed by Executive, one of which shall be appointed by the Company, and the third of which shall be chosen by the American Arbitration Association (such arbitrator or arbitrators hereinafter referred to as the "Arbitrator"). The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. The Company and Executive shall share equally all expenses of the Arbitrator incurred in any arbitration hereunder. If an Arbitrator determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such Arbitrator shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         14. Entire Agreement. This Agreement and the documents expressly referred to herein represent the entire agreement of the parties with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and Executive. The Agreement may be amended only by mutual written agreement of the parties hereto.

         15. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

         16. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of California without reference to rules relating to conflict of law.

         17. Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by Executive and the Company, their respective heirs, executors, administrators and assigns.


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         18. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         19. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       MICRO LINEAR CORPORATION

                                       By: /s/ Michael W. Schradle
                                           -------------------------------------

                                       Title: Chief Financial Officer
                                              ----------------------------------

                                       EXECUTIVE

                                       /s/ Timothy A. Richardson
                                       -----------------------------------------
                                                   Timothy A. Richardson


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